UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
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Date of Report (Date of earliest event reported): February 21, 2013

Commission file number: 0-22773

NETSOL TECHNOLOGIES, INC.
(Exact name of small business issuer as specified in its charter)

NEVADA	95-4627685
(State or other Jurisdiction of	(I.R.S. Employer NO.)
Incorporation or Organization)

24025 Park Sorrento, Suite 410, Calabasas, CA 91302
(Address of principal executive offices) (Zip Code)

(818) 222-9195 / (818) 222-9197
(Issuer's telephone/facsimile numbers, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective March 1, 2013, the board of directors of NetSol Technologies, Inc. (“NetSol”) appoints Mr. Jeffrey M. Bilbrey to fill a vacancy on the board of directors.  Also effective March 1, 2013, Mr. Bilbrey shall serve on the Audit, Compensation, and Nominating and Corporate Governance Committees of  NetSol.  While Mr. Bilbrey’s company, Freewater Solutions, and NetSol entered into a consulting agreement in 2010, there has been no transaction during the last three years, or proposed transactions, to which NetSol and Mr. Bilbrey are parties.  Further, NetSol has not compensated Freewater Solutions or Mr. Bilbrey for any services rendered or, provided any other remuneration in the last three years.   Mr. Bilbrey qualifies as an independent director.

Mr. Bilbrey is currently Associate CIO and Vice President of the Cancer Treatment Centers of America since June 2012, where he is responsible for all application technology solutions across the enterprise.  He founded, in April 2010, and continues to manage, Freewater Solutions a strategic IT consulting firm, advising on product launches, building an offshore outsourcing operation from the ground up and leading multi-million multidisciplinary transformational programs.  From March 2004 until March 2010, Mr. Bilbrey was a senior executive with Innovation Group finishing his tenure as Senior Vice, President, Technology Operations.  At Innovation Group, he was a member of the technology board, guiding the strategic planning for technology products across seven countries.  Mr. Bilbrey received a B.S. in Management Information Systems from the University of Wisconsin, Eau Claire in 1994.

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NETSOL TECHNOLOGIES, INC.

Date: February 21, 2013	/s/ Najeeb Ghauri
NAJEEB GHAURI
Chief Executive Officer

Date: February 21, 2013	/s/ Boo-Ali Siddiqui
BOO-ALI SIDDIQUI
Chief Financial Officer